Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 23, 2024 (except for the restatement described in Note 2 and the effects thereof, as to which the date is September 27, 2024) with respect to the financial statements of Focus Impact BH3 Acquisition Company contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
January 17, 2025